Exhibit 99.1

  Hecla Reports Second Quarter Income and Record Low Silver Cash Costs
                              Per Ounce

                  For the Period Ended June 30, 2007

    COEUR D'ALENE, Idaho--(BUSINESS WIRE)--Aug. 8, 2007--Hecla Mining Company (NYSE:HL) today reported another quarter of record low silver cash costs per ounce and the second highest recorded quarterly revenue in the company's 116-year history. During the second quarter of 2007, the company recorded net income of $24.3 million, or 20 cents per common share, compared to net income of $9.2 million, or 8 cents per common share, during the second quarter a year ago. Second quarter 2007 results included several significant items outside of gross profit: a pre-tax gain of $63.8 million on the sale of the Hollister Development Block gold exploration project, a $44.7 million increase in the accrual for potential environmental liabilities, a tax benefit from an increase in deferred tax assets of $3.2 million, and a $6.1 million charge for foreign exchange transactions. Second quarter 2006 results included a $4.4 million pre-tax gain on the sale of a gold exploration property in Mexico. For the first six months of 2007, Hecla recorded net income of $32.5 million, or 27 cents per common share, compared to net income of $47.6 million, or 40 cents per common share, in the first half of 2006.

    Hecla Mining Company President and Chief Executive Officer Phillips S. Baker, Jr., said, "Hecla realized value in the second quarter through our lowest silver cash costs ever and with the sale of Hollister. Hecla is also creating new value with its exploration success in Mexico, the work being done on our extensive land package in the Silver Valley and the progress on the extension and expansion of Lucky Friday. The accrual for potential environmental liabilities is for the long-term work relating to historic mining activities, which we don't expect to impact our current plans. With these results, Hecla is well-positioned to both grow our asset base and acquire new assets."

    Highlights for the second quarter and first half of 2007 include:

    -- Lowest average total cash cost per ounce of silver in the company's history at negative $1.98 per ounce

    -- Second-best quarterly sales revenue on record

    -- Significant exploration success in Alaska, Idaho and Mexico

    -- Double-digit percentage increases in metals prices compared to the first half of 2006

    -- Progress on pre-feasibility study for Lucky Friday expansion plans

    -- $63.8 million pre-tax gain on the sale of the Hollister
Development Block gold project

    -- $44.7 million increase in the accrual for historic environmental liabilities in Idaho

    -- No debt and a healthy balance sheet that includes a current ratio of 5.7:1 at June 30, 2007

    METALS PRICES

    Prices for the metals produced by Hecla continued to rise during the second quarter of 2007, resulting in first half 2007 average prices being significantly higher than in the same period a year ago. The average price of silver rose 21%, from $10.99 per ounce last year to $13.33 per ounce in the first six months of this year. The price of lead, an important by-product at Hecla's silver operations, increased 70% from a year ago to a six-month average price of 90 cents per pound. The lead price has continued to improve, and recently has approached $1.50 per pound. To put this in perspective in terms of value to Hecla, at current production rates the estimated impact of a 50 cents-per-pound increase in the price of lead over a one-year period would positively impact Hecla's bottom line by nearly $20 million. Average zinc and gold prices increased 29% and 12%, respectively, from the first half of 2006 to the first half of 2007, with the zinc price averaging $1.62 per pound and the gold price averaging $659 per ounce in the first half of this year. Credits from by-product metals at the silver operations lower the cash cost per ounce of silver.

    Baker said, "Hecla is positioned to take advantage of the best base and precious metals prices in 20 years, and in real terms - probably the best prices ever. While there may be some volatility in those prices, strong global growth, particularly in the developing world and lack of near-term supply, is positive for all our metals, especially silver, lead and zinc."

    OPERATIONS

    Hecla produced 1.5 million ounces of silver in the second quarter at an average total cash cost of negative $1.98 per ounce. That's an 18% increase in production and a $3.96 per ounce improvement in cash costs compared to the same period a year ago. For the first six months of 2007, silver production was more than 3 million ounces (22% more than the first six months of 2006) at an average total cash cost of negative $1.54 per ounce. The average total cash cost per ounce for the first six months decreased by $3.55 per ounce compared to the same period last year, primarily due to favorable by-product metals price increases.

    Gold production in the second quarter and first half of 2007 decreased from the La Camorra unit, mainly due to the temporary suspension of operations at Mina Isidora, which is now back in operation. For the quarter, Hecla produced 26,043 ounces of gold, 21,546 ounces of which were mined in Venezuela at an average total cash cost of $577 per ounce. This compares to 42,234 ounces of gold produced in the second quarter of 2006 at an average total cash cost of $340 per ounce. In the first six months of this year, Hecla produced 62,373 ounces of gold at an average total cash cost per ounce of $514.

    As a result of first half performance, Hecla has revised its guidance of estimated total average silver cash cost for the year downward to negative 25 cents per ounce (from a previous estimate of less than 50 cents per ounce). The 2007 silver production estimate remains unchanged, in the range of 6 million ounces. On the gold side, a new estimate for the range of gold production in 2007 is 115,000 to 120,000 ounces (from a previous estimate of 128,000 ounces) at a total average cash cost of $440 to $470 per ounce.

    Lucky Friday - The Lucky Friday unit in northern Idaho had its lowest total average cash cost of silver ever recorded at the mine during the second quarter, at negative 72 cents per ounce. For the first six months of 2007, the average total cash cost at the Lucky Friday mine was a record low 56 cents per ounce. These low costs include the profit sharing and silver-price premium payments made to Lucky Friday hourly employees during the quarter.

    The average grade of silver ore milled at the unit was 10.7 ounces of silver per ton in the first half of the year, compared to 11.66 ounces per ton during the same period a year ago. The lower grade is substantially related to the company's decision, in response to high zinc prices, to continue mining some stopes wider in order to produce more zinc. The zinc price averaged 29% higher in the first half of 2007 (at $1.62 average per pound) than last year. Mining wider stopes to produce more zinc results in better economics for the mine, but lowers the silver grade.

    The ongoing Lucky Friday mill upgrade project will be at peak construction activity in August. The project is scheduled to be completed in the fourth quarter 2007, but is already resulting in further efficiencies and better metal recoveries.

    Detailed engineering work has begun on an internal shaft, or winze, that has been designated as the Lucky Friday 4 Shaft. The basic engineering contract for the 4 Shaft has been awarded to Nordmin Engineering of Thunder Bay, Ontario. The concept is for the internal shaft to be collared on the 4900 level and then sunk to the 6500 level. A bulkhead would be installed in the bottom of the shaft so the shaft depth could be extended to approximately the 8000 level as development and production progresses from the 6500 station. The 4 Shaft project is expected to be economically viable on its own by supporting ongoing production at current levels, as well as be a key component to any expansion effort. Excavation for 4 Shaft construction is anticipated to start in the first half of 2008.

    The mine expansion pre-feasibility study is underway, prompted by Lucky Friday's large identified silver resource and reserve of close to 120 million ounces. The expansion project would consist of an additional surface shaft, an internal underground shaft and a new mill. The mining method to be used and the production rate analysis are critical components of the project. In-fill drilling consisting of 45 diamond drill holes totaling 24,000 feet will investigate intermediate veins between the 4900 and 5900 levels. Information from this program will determine a mining method to increase production, lower extraction costs and control dilution of intermediate veins. In-fill drilling is approximately 50% complete and the first phase of resource analysis is expected to be completed in the third quarter.

    Greens Creek - Like the Lucky Friday unit, the Greens Creek silver mine in Alaska continues to enjoy the benefit of high metals prices, which have driven the total average cash cost per ounce of silver to a negative $3.45 in the second quarter of 2007, and a negative $4.04 per ounce of silver for the first six months of 2007. The silver grade has increased considerably at Greens Creek in 2007, with an average grade of 17.23 ounces of silver per ton in the first six months, compared to
14.63 ounces per ton in the same period last year. Hecla holds an approximate 30% interest in the Greens Creek operation, which is managed by a subsidiary of Rio Tinto. Greens Creek continues to deliver excellent results despite increased costs related to attracting and retaining skilled labor. Management is addressing the issue by using contracted labor and is developing additional strategies to attract and train employees.

    La Camorra - The La Camorra gold unit in eastern Venezuela is spread over two locations: the La Camorra mill, where all of Hecla's ore produced in the country is processed, and Mina Isidora, located about 100 kilometers to the north. Gold production has now transitioned completely from the La Camorra deposit to the Mina Isidora deposit. A road blockade in early May disrupted access to Mina Isidora and impacted gold production. The issues with the community and a small number of employees have been resolved, which primarily consisted of Hecla continuing its program of improving local infrastructure. The mine went back into production in mid-July, with gold production expected in the first half of August.

    EXPLORATION

    Exploration during the second quarter of 2007 showed significant progress on Hecla's programs in the Silver Valley of northern Idaho, in Mexico, and at Greens Creek in Alaska.

    Silver Valley - One hundred years of geologic information on Hecla's property in the Coeur d'Alene Mining District's Silver Valley is being digitized and developed into 3D models of past producing mines and related structural and geochemical controls. The computer 3D models have been completed on 10 major historic producing mines, showing the spatial relationship between those mines and regional structures and mineral trends. Baker said, "We are leveraging our long and extensive knowledge of the Silver Valley into a multi-disciplinary exploration program that is defining new drill targets. Even though more than 300 million ounces of silver have been mined from Hecla's land holdings within this valley, there has really been very little modern exploration. Our people have made some major advances in compiling this vast database of historic information, aimed at better targeting new exploration that could potentially turn into the next Lucky Friday." In addition to Hecla's own property, the company has acquired an option to evaluate the Vindicator claims located immediately east of the Lucky Friday mine, and exploration data is being compiled.

    Lucky Friday - As reported in the first quarter of 2007, a significant drill intercept into vein material was encountered in the "Gap area" above the current mining area and in line with the historic Gold Hunter production area near the surface. Surface drilling will begin next month near the upper Gold Hunter structure to define the upper extent of the "Gap" mineralization and provide additional structural information for an extensive deep drilling program.

    Mexico - Exploration at the San Sebastian and Rio Grande properties in Mexico has involved extensive surface mapping, geochemical and geophysical programs in the first half of the year, which have identified significant regional trends within each property. In the second quarter, there has been an increasing proportion of the programs directed toward drilling and this emphasis on drilling in Mexico will increase further in the third and fourth quarters.

    At the Rio Grande property, located approximately 30 miles south of Hecla's large San Sebastian holdings in central Mexico near Durango, initial drilling has turned up some excellent intercepts. According to Baker, "We're excited about the Rio Grande property because we've just begun drilling and we are already getting some great results. It's too early to call it a resource as much work remains to be done on all six veins, but it's looking very good." During the second quarter, 3,559 meters of core drilling in 18 holes on six veins were completed at Rio Grande. Positive drilling results were obtained from five of the six veins, with significant intercepts including intervals of 0.85 meters grading 6,120.8 grams per tonne silver (178.55 ounces per ton silver) and 1.1 meters grading 296.6 grams per tonne silver (8.66 ounces per ton silver). In Rio Grande's Concepcion vein, there are interesting gold abundances as well, including intervals up to 5 grams of gold per tonne (0.15 ounce per ton silver). Results from additional intercepts are included in the table below. These veins are open in various directions and will be the focus of a major follow-up drill program for the third quarter.



                   Additional Rio Grande Intercepts
----------------------------------------------------------------------
   VEIN    DRILL HOLE INTERVAL (m) Ag (g/t) Ag (opt) Au (g/t) Au (opt)
--------------------- ------------ -------- -------- -------- --------

--------------------- ------------ -------- -------- -------- --------
Le Soledad   RG-04            1.10    296.9     8.66     0.09     0.00
--------------------- ------------ -------- -------- -------- --------
             RG-06            2.54     65.3     1.90     0.32     0.01
           ---------- ------------ -------- -------- -------- --------
                             12.10     59.7     1.74     0.08     0.00
                      ------------ -------- -------- -------- --------
Arcangeles   RG-07            4.75    113.4     3.31     0.06     0.00
                      ------------ -------- -------- -------- --------
                             13.80     32.6     0.95     0.03     0.00
                      ------------ -------- -------- -------- --------
                             13.20     26.1     0.76     0.16     0.00
--------------------- ------------ -------- -------- -------- --------
San Martin   RG-10            0.85  6,120.8   178.55     1.29     0.04
--------------------- ------------ -------- -------- -------- --------
Sacramento   RG-13            1.00     96.4     2.81     0.07     0.00
--------------------- ------------ -------- -------- -------- --------
             RG-14            2.20     69.5     2.03     0.62     0.02
                      ------------ -------- -------- -------- --------
                              1.35     57.6     1.68     0.18     0.01
           ---------- ------------ -------- -------- -------- --------
Concepcion   RG-15            2.68    157.6     4.60     2.51     0.07
                      ------------ -------- -------- -------- --------
                              0.98    263.7     7.69     5.16     0.15
           ---------- ------------ -------- -------- -------- --------
             RG-16            1.35    140.3     4.09     3.08     0.09
           ---------- ------------ -------- -------- -------- --------
             RG-18            1.05      245     7.15     5.34     0.16
--------------------- ------------ -------- -------- -------- --------


    Drilling on the San Sebastian property has identified narrow, high-grade silver zones ranging from 15 to 225 grams per tonne silver (0.44 to 6.56 ounces per ton silver) in veins in the St. Jude area, just east of the Hugh Zone. Additional drilling is required to identify a resource in this area.

    Also on San Sebastian, drilling was initiated during the second quarter at the La Roca prospect. La Roca represents a major district with a series of historic mercury mines that are concentrated along three distinct regional trends. The significance of the mines is that they typically represent the upper expression of precious metal-rich epithermal systems. Early drilling has intersected mineralized breccias and veins and is the beginning of an extensive drill program that will carry on for the rest of the year. Other geochemistry and geophysics programs continue to identify additional targets on the 340-square-mile San Sebastian property, located in the center of Mexico's prolific silver belt.

    Greens Creek - Second quarter exploration emphasis was on definition drilling of the 5250 North extension, where some spectacular intersections have been recorded with intervals exceeding 50 ounces of silver per ton and combined lead and zinc grades of 20%. Although structural interpretation is challenging, the zone appears continuous throughout the 800 feet of drilled strike length and appears to continue along a shallow-dipping structure to the west. Near-record snowfalls resulted in a late start this summer to the surface drilling program at Greens Creek in Alaska, but drilling on the Gallagher zone from surface has begun.

    ENVIRONMENTAL

    In the second quarter of 2007, Hecla completed a reassessment of its potential liabilities for remediation of the Coeur d'Alene Basin of northern Idaho under pending Federal Court litigation and for its remaining liabilities under the 1994 Consent Decree for the Bunker Hill superfund site, and recorded an additional accrual of $44.7 million. Specifically, Hecla finalized a proposed multi-year cleanup plan for the upper portion of the Coeur d'Alene Basin, together with an estimate of related costs to implement the plan. Based on that work and a reassessment of its other potential liabilities in the Basin, the company increased its accrual for remediation in the Basin by $42 million and increased the estimated potential liability to a range between $65.6 million and $93.6 million from the previous disclosure of $23.6 million to $72 million. The company continues to believe that it is not possible to determine that any one cost estimate is more probable than the other; thus under the accounting guidance, it continues to accrue to the lower end of the range. The company also accrued an additional $2.7 million (for a total of $4.3 million) for the remaining Bunker Hill superfund site work. Baker said, "We don't believe that these liabilities will have a material impact on our current or future operating or growth plans, because we expect expenditures associated with any cleanup program would be spread out over 20 to 30 years. It is important for our shareholders to understand that the current environmental liabilities are the result of historic mining activities in the district that were both legal and consistent with industry practices at the time."

    HOLLISTER SALE

    In April 2007, Hecla completed the sale of its interest in the Hollister Development Block gold exploration project in Nevada to the partner in that project, Great Basin Gold, Inc., for $45 million in cash and 7.9 million shares of Great Basin Gold common stock. As a result of the sale, Hecla recognized a pre-tax gain of $63.8 million in the second quarter of 2007.

    FINANCIAL

    Hecla's financial position is strong. The company has no debt and has cash, cash equivalents and short-term investments totaling more than $180 million at the end of the second quarter. The balance sheet is extremely healthy with a current ratio of 5.7:1 at the end of the second quarter.

    In the second quarter of 2007, Hecla recognized net foreign exchange losses of $6.1 million, primarily resulting from the conversion of cash from Venezuelan currency to US dollars. The conversion must be based on the official exchange rate of 2,150 bolivares to US$1.00, while the parallel market rate is closer to 4,200 bolivares to US$1.00.

    OTHER

    Hecla's Annual Meeting of Shareholders was conducted during the second quarter, and Ted Crumley, who is Chairman of the Board, was reelected to the Board of Directors for a three-year term. In addition, shareholders elected two new directors: Charles B. Stanley, Executive Vice President and Director of Questar Corporation; and Terry V. Rogers, retired Senior Vice President and Chief Operating Officer of Cameco Corporation.

    In July, Hecla announced the appointment of Don Poirier to the position of Vice President - Corporate Development. Poirier will be instrumental in moving the company's growth program forward. Hecla's merger and acquisition program is focused on the Silver Valley in Idaho, Mexico, large silver projects and underground gold projects. Baker said, "We are not limiting ourselves geographically on the silver side, but will look anywhere in the world for a deposit with 100 million silver equivalent ounces or more. For gold, we are concentrating on North America and Australia and favor underground operations, in which Hecla has specific expertise and a competitive advantage."

    Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines, processes and explores for silver and gold in the United States, Venezuela and Mexico. A 116-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

    Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

    Cautionary Note to Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," "reserve," and "inferred resource" that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

  Hecla Mining Company news releases can be accessed on the Internet at: http://www.hecla-mining.com.



                         HECLA MINING COMPANY
  (dollars in thousands, except per share, per ounce and per pound amounts - unaudited)

                          Second Quarter Ended     Six Months Ended
                         ---------------------- ----------------------
                          June 30,   June 30,    June 30,   June 30,
HIGHLIGHTS                   2007       2006        2007       2006

FINANCIAL DATA

Sales:
Silver operations (1)    $   44,431  $   25,875 $   77,531  $   50,090
Gold operations              15,669      31,066     35,714      46,641
                          ---------   ---------  ---------   ---------
  Total sales            $   60,100  $   56,941 $  113,245  $   96,731
                          =========   =========  =========   =========

Gross Profit:
Silver operations (1)    $   23,965  $   11,835 $   39,983  $   21,821
Gold operations              (5,507)      5,866     (5,103)      7,613
                          ---------   ---------  ---------   ---------
  Total gross profit     $   18,458  $   17,701 $   34,880  $   29,434
                          =========   =========  =========   =========

Net income               $   24,337  $    9,215 $   32,480  $   47,609
Income applicable to
 common shareholders     $   24,199  $    9,077 $   32,204  $   47,333
Basic income per common
 share                   $     0.20  $     0.08 $     0.27  $     0.40
Net cash provided by
 operating activities
 before exploration and
 pre-development
 expenses (2)            $   11,814  $   36,477 $   33,295  $   41,056

PRODUCTION SUMMARY -
 TOTALS

Silver - Ounces           1,492,740   1,262,875  3,049,781   2,503,761
Gold - Ounces                26,043      42,234     62,373      84,653
Lead - Tons                   6,289       5,288     12,590      10,497
Zinc - Tons                   6,012       5,063     12,658      10,632
Average cost per ounce
 of silver produced (1):
  Cash operating costs
   ($/oz.)                    (2.60)       1.65      (2.04)       1.72
  Total cash costs
   ($/oz.) (3)                (1.98)       1.98      (1.54)       2.01
  Total production costs
   ($/oz.)                     0.11        3.44       0.51        3.54
Average cost per ounce
 of gold produced (4):
  Cash operating costs
   ($/oz.)                      556         332        495         340
  Total cash costs
   ($/oz.) (3)                  577         340        514         348
  Total production costs
   ($/oz.)                      777         502        688         505

AVERAGE METAL PRICES

Silver - London Fix
 ($/oz.)                      13.34       12.28      13.33       10.99
Gold - London Final
 ($/oz.)                        667         627        659         591
Lead - LME Cash
 ($/pound)                     0.99        0.50       0.90        0.53
Zinc - LME Cash
 ($/pound)                     1.66        1.49       1.62        1.26

(1) Includes gold produced at silver operations, which is treated as a by-product credit and included in the calculation of silver costs per ounce.

(2) Net cash provided by operating activities before exploration and pre-development expenses represents a non-U.S. generally accepted accounting principle (GAAP) measurement. The following table presents a reconciliation between cash flow provided by operating activities to non-GAAP net cash provided by operating activities before exploration and pre-development expenses for the quarters and six months ended June 30, 2007 and 2006:

Cash flow provided by
 operating activities    $    8,018  $   28,912 $   24,383  $   28,609
Add exploration               3,821       5,610      7,885       8,998
Add pre-development
 expenses                       (25)      1,955      1,027       3,449
                          ---------   ---------  ---------   ---------
Net cash provided by
 operating activities
 before exploration and
 pre-development
 expenses                $   11,814  $   36,477 $   33,295  $   41,056
                          =========   =========  =========   =========

(3) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. For additional information, see note (1) in the cash costs per ounce reconciliation section.

(4) For the quarters and six months ended June 30, 2007 and 2006, includes gold produced from third-party mining operations located near the La Camorra mine and Mina Isidora, which is treated as a by-product credit and included in the calculation of gold costs per ounce.




                         HECLA MINING COMPANY
                Consolidated Statements of Operations
    (dollars and shares in thousands, except per share amounts -
                              unaudited)

                              Second Quarter Ended  Six Months Ended
                              -------------------- -------------------
                              June 30,   June 30,  June 30,  June 30,
                                 2007       2006      2007      2006

Sales of products              $ 60,100  $ 56,941  $113,245  $ 96,731
                                -------   -------   -------   -------
Cost of sales and other
 direct production costs         34,138    30,716    63,024    50,626
Depreciation, depletion and
 amortization                     7,504     8,524    15,341    16,671
                                -------   -------   -------   -------
                                 41,642    39,240    78,365    67,297
                                -------   -------   -------   -------
Gross profit                     18,458    17,701    34,880    29,434
                                -------   -------   -------   -------

Other operating expenses
  General and administrative      4,452     3,781     7,636     6,881
  Exploration                     3,821     5,610     7,885     8,998
  Pre-development expenses           76     1,955     1,027     3,449
  Depreciation and
   amortization                      44       238       224       547
  Other operating expenses        1,456       983     1,298     1,194
  Gain on sale of properties,
   plants and equipment         (63,798)   (4,420)  (63,827)   (4,420)
  Provision for closed
   operations and
   environmental matters         45,750       882    46,403     1,597
                                -------   -------   -------   -------
                                 (8,199)    9,029       646    18,246
                                -------   -------   -------   -------
Income from operations           26,657     8,672    34,234    11,188
                                -------   -------   -------   -------

Other income (expense):
  Gain on sale of investments        --        (6)       --    36,416
  Interest and other income       2,209     1,084     3,658     1,691
  Interest expense                 (369)     (236)     (443)     (363)
  Net foreign exchange loss      (6,103)      (41)   (6,123)      (70)
                                -------   -------   -------   -------
                                 (4,263)      801    (2,908)   37,674
                                -------   -------   -------   -------
Income from operations before
   income taxes                  22,394     9,473    31,326    48,862
Income tax (provision)
 benefit                          1,943      (258)    1,154    (1,253)
                                -------   -------   -------   -------

Net income                       24,337     9,215    32,480    47,609
Preferred stock dividends          (138)     (138)     (276)     (276)
                                -------   -------   -------   -------

Income applicable to common
   shareholders                $ 24,199  $  9,077  $ 32,204  $ 47,333
                                =======   =======   =======   =======

Basic and diluted income per
 common share after preferred
 dividends                     $   0.20  $   0.08  $   0.27  $   0.40
                                =======   =======   =======   =======

Basic weighted average number
 of common shares outstanding   120,307   119,266   120,119   118,999
                                =======   =======   =======   =======

Diluted weighted average
 number of common shares
 outstanding                    120,818   119,673   120,628   119,427
                                =======   =======   =======   =======




                         HECLA MINING COMPANY
                     Consolidated Balance Sheets
            (dollars and shares in thousands - unaudited)

                                           June 30, 2007 Dec. 31, 2006

ASSETS

Current assets:
  Cash and cash equivalents                   $  96,927     $  75,878
  Short-term investments and securities
   held for sale                                 83,713        25,455
  Accounts and notes receivable                  29,796        26,647
  Inventories                                    15,600        22,305
  Deferred taxes                                 15,029        11,822
  Other current assets                            5,111         3,454
                                               --------      --------
      Total current assets                      246,176       165,561
Investments                                       9,072         6,213
Restricted cash and investments                  16,079        21,286
Properties, plants and equipment, net           118,126       125,986
Other noncurrent assets                          24,290        27,223
                                               --------      --------
Total assets                                  $ 413,743     $ 346,269
                                               ========      ========

LIABILITIES

Current liabilities:
  Accounts payable and accrued expenses       $  16,262     $  24,238
  Accrued payroll and related benefits           13,913        15,036
  Accrued taxes                                   3,802         5,678
  Current portion of accrued reclamation
   and closure costs                              9,349         7,365
                                               --------      --------
      Total current liabilities                  43,326        52,317
Accrued reclamation and closure costs            99,035        58,539
Other noncurrent liabilities                     11,200        10,685
                                               --------      --------
Total liabilities                               153,561       121,541
                                               --------      --------

SHAREHOLDERS' EQUITY

Preferred stock                                      39            39
Common stock                                     30,157        29,957
Capital surplus                                 519,292       513,785
Accumulated deficit                            (295,318)     (327,522)
Accumulated other comprehensive income            6,652         8,900
Treasury stock                                     (640)         (431)
                                               --------      --------

Total shareholders' equity                      260,182       224,728
                                               --------      --------

Total liabilities and shareholders' equity    $ 413,743     $ 346,269
                                               ========      ========

Common shares outstanding at end of period      120,420       119,771
                                               ========      ========




                         HECLA MINING COMPANY
                Consolidated Statements of Cash Flows
                  (dollars in thousands - unaudited)

                                                Six Months Ended
                                           ---------------------------
                                           June 30, 2007 June 30, 2006

OPERATING ACTIVITIES

Net income                                     $ 32,480      $ 47,609
Noncash elements included in net income:
  Depreciation, depletion and amortization       15,569        17,218
  Gain on sale of investments                        --       (36,416)
  Gain on disposition of properties,
   plants and equipment                         (63,827)       (4,420)
  Gain on sale of royalty interests                  --          (341)
  Provision for reclamation and closure
   costs                                         44,867           198
  Provision for inventory obsolescence              612         1,326
  Stock compensation                              2,778         1,767
  Provision for deferred taxes                   (3,207)           --
  Other non-cash charges, net                        --           186
Change in assets and liabilities:
  Accounts and notes receivable                  (3,043)        1,277
  Inventories                                     5,836         1,772
  Other current and noncurrent assets             3,270        (3,171)
  Accounts payable and accrued expenses          (6,941)        1,915
  Accrued payroll and related benefits             (938)          446
  Accrued taxes                                  (1,873)          476
  Accrued reclamation and closure costs
   and other noncurrent liabilities              (1,200)       (1,233)
                                                -------       -------
Net cash provided by operating activities        24,383        28,609
                                                -------       -------

INVESTING ACTIVITIES

Additions to properties, plants and
 equipment                                      (16,329)      (14,186)
Proceeds from sale of investments                    --        57,441
Proceeds from disposition of properties,
 plants and equipment                            45,000         4,368
Purchase of equity securities                      (181)           --
Purchase of short-term investments and
 securities held for sale                       (62,825)      (37,210)
Maturities of short-term investments and
 securities held for sale                        25,345        22,010
Decrease (increase) in restricted cash            3,213          (515)
                                                -------       -------
Net cash provided by (used in) investing
 activities                                      (5,777)       31,908
                                                -------       -------

FINANCING ACTIVITIES

Common stock issued under stock option
 plans                                            2,927         2,331
Dividends paid to preferred shareholders           (276)         (276)
Purchase of treasury shares                        (208)         (313)
Borrowings on debt                                   --         4,060
Repayments of debt                                   --        (7,060)
                                                -------       -------
Net cash provided by (used in) financing
 activities                                       2,443        (1,258)
                                                -------       -------

Net increase in cash and cash equivalents        21,049        59,259
Cash and cash equivalents at beginning of
 period                                          75,878         6,308
                                                -------       -------

Cash and cash equivalents at end of period     $ 96,927      $ 65,567
                                                =======       =======




                         HECLA MINING COMPANY
                           Production Data

                          Second Quarter Ended    Six Months Ended
                          -------------------- -----------------------
                          June 30,   June 30,   June 30,    June 30,
                             2007       2006       2007        2006

LUCKY FRIDAY UNIT

Tons of ore processed        83,571    65,703     168,419     129,427
Mining cost per ton        $  51.76  $  51.89  $    51.55  $    51.51
Milling cost per ton       $  11.03  $  12.07  $    10.84  $    11.73
Ore grade milled - Silver
 (oz./ton)                    10.45     12.29       10.70       11.66
Silver produced (oz.)       804,117   742,125   1,656,230   1,368,917
Lead produced (tons)          4,852     4,092       9,598       7,686
Zinc produced (tons)          2,060     1,374       4,105       2,406
Average cost per ounce of
 silver produced (1):
  Cash operating costs     $  (1.00) $   4.85  $     0.30  $     5.06
  Total cash costs (2)     $  (0.72) $   4.97  $     0.56  $     5.13
  Total production costs   $   0.50  $   6.08  $     1.73  $     6.22
Capital additions (in
 thousands)                $  5,124  $  2,406  $    8,060  $    4,507

GREENS CREEK UNIT
 (Reflects Hecla's 29.73%
 share)

Tons of ore milled           48,466    51,506     102,820     103,394
Mining cost per ton        $  54.11  $  35.72  $    44.83  $    35.12
Milling cost per ton       $  33.19  $  25.84  $    29.72  $    24.81
Ore grade milled - Silver
 (oz./ton)                    18.19     13.73       17.23       14.63
Silver produced (oz.)       688,623   520,750   1,393,551   1,134,844
Gold produced (oz.)           4,497     3,750       9,349       8,478
Lead produced (tons)          1,437     1,196       2,992       2,811
Zinc produced (tons)          3,951     3,689       8,553       8,226
Average cost per ounce of
 silver produced (1):
  Cash operating costs     $  (4.46) $  (2.92) $    (4.81) $    (2.30)
  Total cash costs (2)     $  (3.45) $  (2.28) $    (4.04) $    (1.74)
  Total production costs   $  (0.34) $   1.22  $    (0.95) $     1.62
Capital additions (in
 thousands)                $  2,070  $  1,966  $    3,981  $    3,953

LA CAMORRA UNIT

Tons of ore processed        37,430    60,832      98,059     115,379
Mining cost per ton        $    176  $ 124.48  $      158  $   123.87
Milling cost per ton       $     38  $  15.59  $       29  $    16.06
Ore grade milled - Gold
 (oz./ton)                    0.758     0.699       0.558       0.700
Gold produced (oz.)          21,546    38,399      53,025      76,019
Average cost per ounce of
 gold produced:
  Cash operating costs     $    556  $    332  $      495  $      340
  Total cash costs (2)     $    577  $    340  $      514  $      348
  Total production costs   $    777  $    502  $      688  $      505
Capital additions (in
 thousands)                $  1,118  $  1,847  $    3,980  $    5,552

(1) Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce.

(2) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.




                         HECLA MINING COMPANY
    Reconciliation of Cash Costs per Ounce to Generally Accepted
                    Accounting Principles (GAAP)(1)
   (dollars and ounces in thousands, except per ounce - unaudited)


                                Three Months Ended  Six Months Ended
                                ------------------ -------------------
                                June 30, June 30,  June 30,  June 30,
                                  2007      2006      2007      2006

GOLD OPERATIONS

Total cash costs                $10,972  $ 12,562  $ 25,724  $ 25,771
Divided by gold ounces produced      19        37        50        74
                                 -------  --------  --------  --------
   Total cash cost per ounce
    produced                    $   577  $    340  $    514  $    348
                                 =======  ========  ========  ========
Reconciliation to GAAP (2):
   Total cash costs             $10,972  $ 12,562  $ 25,724  $ 25,771
   Depreciation, depletion and
    amortization                  4,427     5,925     9,197    11,456
   Treatment and freight costs     (123)   (2,088)   (1,500)   (3,682)
   By-product credits             1,252     1,015     1,729     1,425
   Change in product inventory      759     7,822     1,464     4,111
   Reduction in labor cost (3)      949        --     1,280        --
   Shutdown-related costs at
    Mina Isidora (4)              2,708        --     2,708        --
   Reclamation, severance and
    other costs                     232       (37)      215       (53)
                                 -------  --------  --------  --------
   Costs of sales and other
    direct production costs and
    depreciation, depletion and
    amortization (GAAP)         $21,176  $ 25,199  $ 40,817  $ 39,028
                                 =======  ========  ========  ========

SILVER OPERATIONS

Total cash costs                $(2,950) $  2,503  $ (4,699) $  5,043
Divided by silver ounces
 produced                         1,493     1,263     3,050     2,504
                                 -------  --------  --------  --------
   Total cash cost per ounce
    produced                    $ (1.98) $   1.98  $  (1.54) $   2.01
                                 =======  ========  ========  ========
Reconciliation to GAAP:
   Total cash costs             $(2,950) $  2,503  $ (4,699) $  5,043
   Depreciation, depletion and
    amortization                  3,078     2,599     6,145     5,215
   Treatment and freight costs   (7,647)   (8,063)  (16,108)  (15,016)
   By-product credits            26,694    17,387    51,526    32,714
   Change in product inventory    1,241      (441)      589       212
   Reclamation, severance and
    other costs                      50        56        95       101
                                 -------  --------  --------  --------
   Costs of sales and other
    direct production costs and
    depreciation, depletion and
    amortization (GAAP)         $20,466  $ 14,041  $ 37,548  $ 28,269
                                 =======  ========  ========  ========

GREENS CREEK UNIT (Reflects
 Hecla's 29.73% share)

Total cash costs                $(2,375) $ (1,186) $ (5,633) $ (1,974)
Divided by silver ounces
 produced                           689       521     1,394     1,135
                                 -------  --------  --------  --------
   Total cash cost per ounce
    produced                    $ (3.45) $  (2.28) $  (4.04) $  (1.74)
                                 =======  ========  ========  ========
Reconciliation to GAAP:
   Total cash costs             $(2,375) $ (1,186) $ (5,633) $ (1,974)
   Depreciation, depletion and
    amortization                  2,100     1,779     4,231     3,722
   Treatment and freight costs   (3,742)   (4,396)   (8,778)   (8,738)
   By-product credits            13,359    11,017    27,559    21,343
   Change in product inventory      933      (250)      760      (467)
   Reclamation, severance and
    other costs                      44        48        83        90
                                 -------  --------  --------  --------
   Costs of sales and other
    direct production costs and
    depreciation, depletion and
    amortization (GAAP)         $10,319  $  7,012  $ 18,222  $ 13,976
                                 =======  ========  ========  ========

LUCKY FRIDAY UNIT

Total cash costs                $  (575) $  3,689  $    934  $  7,017
Divided by silver ounces
 produced                           804       742     1,656     1,369
                                 -------  --------  --------  --------
   Total cash cost per ounce
    produced                    $ (0.72) $   4.97  $   0.56  $   5.13
                                 =======  ========  ========  ========
Reconciliation to GAAP:
   Total cash costs             $  (575) $  3,689  $    934  $  7,017
   Depreciation, depletion and
    amortization                    978       820     1,914     1,493
   Treatment and freight costs   (3,905)   (3,667)   (7,330)   (6,278)
   By-product credits            13,335     6,370    23,967    11,371
   Change in product inventory      308      (192)     (171)     (228)
   Reclamation and other costs        6         8        12        11
                                 -------  --------  --------  --------
   Costs of sales and other
    direct production costs and
    depreciation, depletion and
    amortization (GAAP)         $10,147  $  7,028  $ 19,326  $ 13,386
                                 =======  ========  ========  ========

RECONCILIATION TO GAAP, ALL
 OPERATIONS

Total cash costs                $ 8,022  $ 15,065  $ 21,025  $ 30,814
Depreciation, depletion and
 amortization                     7,505     8,524    15,342    16,671
Treatment and freight costs      (7,770)  (10,151)  (17,608)  (18,698)
By-product credits               27,946    18,402    53,255    34,139
Change in product inventory       2,000     7,381     2,053     4,323
Reduction in labor cost (3)         949        --     1,280        --
Shutdown-related costs at Mina
 Isidora (4)                      2,708        --     2,708        --
Reclamation and other costs         282        19       310        48
                                 -------  --------  --------  --------
Costs of sales and other direct
 production costs and
 depreciation, depletion and
 amortization (GAAP)            $41,642  $ 39,240  $ 78,365  $ 67,297
                                 =======  ========  ========  ========


(1) Cash costs per ounce of silver or gold represent non-U.S. generally accepted accounting principles (GAAP) measurements that the company believes provide management and investors an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. "Total cash cost per ounce" is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization, was the most comparable financial measures calculated in accordance with GAAP to total cash costs.

(2) Costs per ounce of gold are based on the gold producedby the La Camorramine and Block B concessions only. Gold produced from third-party mining operations located near the La Camorra mine and Block B concessions was treated as a by-product credit and included in the calculation of gold costs per ounce.

(3) Incentives have been offered at the La Camorra mine for voluntary reduction of the workforce.During the six months ended June 30, 2007, these costs of sales and other direct production costs of $1.3 million were not included in the determination of total cash costs for gold operations. For the second quarter of 2007, the related cost was $1.0 million.

(4) Operations at the Mina Isidora mine in Venezuela wereclosed during a portion of the second quarter when a small group of local residents blocked Hecla employees from accessing the mine. Costs of sales and other direct production costs and depreciation, depletion, and amortization totaling $2.7 million were incurred during this period, and were not included in the total cash costs for gold operations.


    CONTACT: Hecla Mining Company
             Vicki Veltkamp, VP -- Investor and Public Relations
             208-769-4100
             Fax: 208-769-7612